                                                                      Exhibit 99


                                 RISK FACTORS

     Purchasers of stock, debt or other securities of Imperial Credit Industries, Inc. (the "Company") should carefully consider the risk factors
                       -------
described below, any of which could materially adversely affect our business, financial condition, and results of operations. While the risks described below are all the material risks of which we are currently aware, we may have other risks and uncertainties of which we are not yet aware or which we currently believe not to be material that may also impair our business operations.

     The following discussion contains forward-looking statements that involve risks and uncertainties. These forward-looking statements can be identified by the use of works such as: "believes", "anticipates", "plans", "expects", "may", "will", "intends", "estimates", and their derivatives, opposites and similar expressions. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including the risks set forth below.

Regulatory Considerations
-------------------------

     Regulatory Orders Have Been Issued Requiring Improvements In The Bank's Regulatory Capital And Imposing Other Significant Requirements And Some Of These Requirements Have Not Been Met

     Our principal subsidiary, Southern Pacific Bank (the "Bank"), is an
                                                           ----
industrial bank chartered by the State of California. It is subject to the regulatory capital requirements of the Department of Financial Institutions (the "DFI") under California law and the regulations of the Federal Deposit Insurance
 ---
Corporation (the "FDIC") governing capital adequacy for institutions whose
                  ----
deposits are insured by the FDIC. The regulatory capital requirements of the DFI and FDIC are discussed in greater detail in "Item 1. Business-Regulations" in our Annual Report on Form 10-K for the year ended December 31, 2000 (the "2000
                                                                          ----
Form 10K").
--------

     As a result of the joint examination of the Bank by the FDIC and the DFI as of June 26, 2000 (the "2000 Examination"), the Bank consented to the issuance of
                       ----------------
regulatory orders (the "Regulatory Orders") by the DFI and the FDIC. The
                        -----------------
Regulatory Orders contain several requirements, including requirements that the Bank's regulatory capital and capital ratios be increased by specified amounts within specified time periods, prohibitions on payments of Bank dividends without regulatory approval, classified asset reductions, lending policy restrictions and procedures, and other operational restrictions. See "Item 1. Business-Regulations-General" in our 2000 Form 10-K for a more detailed discussion of the provisions contained in the Regulatory Orders.

     We have adopted a recapitalization plan to assist the Bank in complying with the Regulatory Orders of the DFI and the FDIC to increase the capital of the Bank. As part of our recapitalization plan, we have entered into a Master Recapitalization Agreement, dated as of March 29, 2001 (the "Recapitalization
                                                             ----------------
Agreement"), with holders (the "Signatory Debtholders")
---------                       ---------------------

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of approximately $25 million of our 10.25% Remarketed Redeemable Par Securities,
Series B (the "ROPES") and approximately $87 million of our 9.875% Senior Notes
               -----
due 2007 (the "Old Senior Notes"), which amounts constitute a majority in
               ----------------
outstanding aggregate principal amount of each of those debt securities, and other investors who agreed to purchase $16,200,000 of our 12% Senior Secured Notes due April 30, 2002 (the "Senior Secured Debt").
                               -------------------

     The Recapitalization Agreement generally provides for the restructuring of our outstanding senior indebtedness and the issuance by us of new equity and debt securities through the recapitalization transactions provided for in the Recapitalization Agreement (collectively, the "Recapitalization Transactions").
                                               -----------------------------
As part of the Recapitalization Transactions, we intend to offer the following securities in exchange (the "Debt Exchange") for our three currently outstanding
                             -------------
series of debt securities, consisting of the ROPES, the Old Senior Notes and 9.75% Senior Notes due 2004 (collectively, the "Old Notes"): (i) up to
                                                ---------
approximately $146,200,000 of Senior Secured Notes due 2005 (the "Exchange
                                                                  --------
Notes"), (ii) up to 2.0 million shares of our common stock, no par value (the "Common Stock"), and (iii) warrants (the "Debt Exchange Warrants") to purchase
 ------------                             ----------------------
up to an additional 7.0 million shares of Common Stock at an exercise price of $2.15 per share.

     On or following consummation of the Debt Exchange, we intend to issue $10,000,000 or more in aggregate principal amount of 12% Secured Convertible Subordinated Notes due 2005 (the "Secured Convertible Debt") to accredited
                                  ------------------------
investors in a private placement. The Secured Convertible Debt will be convertible after three years into our Common Stock at a conversion price of $1.25 per share.

     Although we believe that consummation of the Recapitalization Transactions would provide the basis for enabling us to supply to the Bank a significant portion of the amounts and types of additional regulatory capital it needs to comply with the Regulatory Orders, such transactions would not by themselves enable the Bank to meet such requirements nor were all of the Recapitalization Transactions completed by March 31, 2001. Accordingly, as described below, the Bank did not meet the increases in regulatory capital and capital ratios required under the Regulatory Orders to have occurred by March 31, 2001. We are evaluating further steps that will be required to enable the Bank to comply with the regulatory capital requirements imposed by the Regulatory Orders, which steps may include, among others, additional capital raising transactions by us, limiting the Bank's growth and/or selling Bank assets. No assurance can be given as to whether the DFI and FDIC will impose any additional operating restrictions or further sanctions on the Bank for failing to meet the March 31, 2001 requirements, nor that the Bank will be able to take the additional steps required to meet the regulatory capital requirements set forth in the Regulatory Orders within the other required time frames or without additional losses.

     The Bank Will Need Significant Additional Capital To Meet The Requirements Of The Regulatory Orders

     The Bank will require significant additional capital to meet the capital levels and capital ratios required in the Regulatory Orders. Although on March 30, 2001 we contributed $7.2 million in cash to the Bank and purchased $36 million worth of preferred stock of the Bank constituting Tier I capital in exchange for cash and the retirement of subordinated debt of the

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Bank held by us, the Bank would still have needed to obtain an additional approximately $41 million of Tier I capital to meet the capital requirements set forth in the Regulatory Orders that were required to be met by March 31, 2001. Further, additional capital contributions may be required during 2001 in order to meet the increasing capital levels required under the Regulatory Orders. See "Item 1. Business-Regulations" in our 2000 Form 10-K for a more detailed description of the regulatory capital requirements set forth in the Regulatory Orders. We expect that the net proceeds of the Recapitalization Transactions will be significantly less than the amount of additional Tier I Capital required under the Regulatory Orders. Also, there is no assurance that the FDIC and DFI will not amend the Regulatory Orders or impose different requirements for the level of the allowance for loan and lease losses or other capital requirements.

     The ability of the Bank to increase its capital levels and improve its capital ratios is also dependent upon numerous factors outside of our control, including consummation of the Recapitalization Transactions, the national economy, market interest rates, real estate values in those states where the Bank has made loans, the regulatory environment, the results of the operations of the Company and Bank and other factors.

     Given the amount of capital that we must raise, the uncertainty regarding the successful completion of the Recapitalization Transactions, the Bank's recent history of losses and recent status as an "undercapitalized" institution, and the difficulty in raising additional equity or debt capital under current circumstances, there can be no assurance that the capital levels and capital ratios required by the Regulatory Orders will be achieved. Because of the various regulatory restrictions placed on institutions that do not meet applicable capital requirements and on the anticipated need for our management to devote substantial amounts of time and energy to further capital-raising efforts, any continued non-compliance by the Bank with its regulatory capital requirements following consummation of the Recapitalization Transactions would likely significantly hamper our and the Bank's growth and business opportunities as compared to institutions that are in compliance with their regulatory capital requirements. Further, there can be no assurance as to the levels of capital that the Bank may be required to maintain in the future. The Bank's regulators have broad authority to impose additional capital requirements on depository institutions generally or in individual cases, including additional capital requirements relating to interest rate risk, asset quality and earnings.

The Bank Was Categorized As An "Undercapitalized" Institution On December 31,
2000

     The Bank's capital ratios on December 31, 2000 were below the minimum levels required for the Bank to be categorized as "adequately capitalized" and it was categorized as an "undercapitalized" institution, each as defined by applicable banking regulations, due to increased loan and lease loss provisions and deferred tax valuation allowances taken in the fourth quarter of 2000 and the resulting operating losses. As a result, the Bank became subject to additional regulatory restrictions and possible sanctions. On March 30, 2001, we purchased $36 million worth of a new series of perpetual noncumulative preferred stock of the Bank (the "Series B Preferred") in exchange for $14
                        ------------------
million in cash ($9 million of which consisted of proceeds from our sale of $16.2 million of Senior Secured Debt), and the retirement of $22 million in aggregate principal amount of subordinated debt of the Bank held by us. Also on that date we made a capital contribution of $7.2 million in cash, consisting of the balance of the

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proceeds from our offering of Senior Secured Debt, to the Bank. Although the
Bank was restored to an "adequately capitalized" level as of March 31, 2001 as a result of the transactions described above there can be no assurance that the Bank will be able to maintain the capital and capital ratios required for the Bank to continue at a "adequately" capitalized level or required by the Regulatory Orders to be achieved.

     The Ability Of The Bank To Comply With The Regulatory Orders Is Uncertain And It Has Not Complied With Certain Requirements Of The Regulatory Orders. Sanctions And Additional Restrictions May Be Imposed To The Extent It Does Not Comply With The Regulatory Orders

     Verification of the Bank's compliance with the Regulatory Orders is subject to review by the FDIC and the DFI. No assurance can be given that capital in addition to that raised pursuant to the Recapitalization Transactions can be raised to enable the Bank to comply with the Regulatory Orders. In the event that the FDIC or the DFI otherwise determines that the Bank is engaging in unsafe or unsound practices in conducting its business or violating any law, rule or regulation, each regulatory agency would have available various remedies, including certain enforcement actions and sanctions. Among other sanctions, if the Bank is unable to meet its regulatory capital requirements, or is determined to have other serious regulatory or supervisory problems, the FDIC and/or DFI may place the Bank in conservatorship or receivership, which would have a material adverse effect on our business and operations.

Risks Relating To The Recapitalization Transactions

     Purchasers Of The Common Stock Will Experience Significant Dilution If The Recapitalization Transactions Are Consummated And If We Raise Additional Capital By Issuing More Shares of Common Stock

     As a result of the large amount of Common Stock expected to be issued pursuant to the Recapitalization Agreement, it is expected that existing holders of our Common Stock will have a greatly reduced common equity interest in the Company after completion of the Recapitalization Transactions. The issuance of convertible and exchangeable securities and stock purchase warrants as part of the Recapitalization Transactions or other future transactions may also have the effect of diluting the interests of our stockholders. We have 80,000,000 authorized shares of Common Stock and had 32,096,361 shares issued and outstanding as of March 31, 2001. If the Recapitalization Transactions are consummated, a total of up to 9,289,052 additional shares of Common Stock will be issued and outstanding, representing approximately 22% of our outstanding Common Stock (including the 9,289,052 additional shares of Common Stock that may be then outstanding). If all of the up to $28.2 million in aggregate principal amount of Secured Convertible Debt and 7,871,681 Debt Exchange Warrants that may be issued as part of those transactions are converted into or exercised for shares of Common Stock, a total of approximately 30,431,681 additional shares will be issued and outstanding, representing approximately 42% of our outstanding Common Stock (including the 9,289,052 and 30,431,681 additional shares of Common Stock that may be then outstanding). The ownership interest of a holder of Common Stock may be further diluted if we issue additional shares of Common Stock or securities convertible into Common Stock in the future, which we may determine to be necessary to raise capital to comply with the Regulatory Orders or other regulatory requirements.

     There Would Be Significant Adverse Federal Income Tax Consequences To Us If The Recapitalization Transactions Were Deemed To Have Caused An Ownership Change Under The Internal Revenue Code

     Although we believe that the Recapitalization Transactions will not cause an ownership change under Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), the interpretation of the applicable Code provisions and
              ----
regulations is not clear as applies to our facts and the Internal Revenue Service may disagree with our conclusions. In addition, an ownership change of the Company may occur on a date after the Recapitalization Transactions due to sales of stock, exercises of warrants or options or other events which may not be within our control. A change of ownership under Section 382 would materially restrict our use of the Company's net operating loss carryforwards and unrecognized built in losses, each of which were approximately $130 million at March 31, 2001, and would substantially eliminate the value of those tax attributes.

     The Recapitalization Transactions May Not All Be Consummated

     The Recapitalization Transactions provided for in the Recapitalization Agreement are each subject to the satisfaction of certain conditions to closing set forth in Article IV of the Recapitalization Agreement. These conditions include, among others, that our shareholders approve certain elements of the Recapitalization Transactions or that we obtain the approval of Nasdaq to rely on an exception to such shareholder approval requirement. Further, there is no assurance that we will sell at least $10,000,000 of Secured Convertible Debt as contemplated by the Recapitalization Agreement. There is also no assurance that the holders of the Old Notes who are not Signatory Debtholders will elect to participate in the Debt Exchange. To the extent that such holders do not so participate, we will not receive the full contemplated benefits of the Debt Exchange.

Business And Other Considerations

     The Price And Liquidity Of Our Common Stock May Be Adversely Affected By Our Possible Delisting From Nasdaq National Market System

     On April 20, 2001, we received a Nasdaq Staff Determination stating that we failed to comply with the minimum bid price requirement for continued listing set forth in the Nasdaq Marketplace rules, and that our Common Stock is, therefore, subject to delisting from the Nasdaq National Market. We have filed our request for a hearing before the Nasdaq Listing Qualifications Panel to review the Staff Determination. There is no assurance that Qualifications Panel will grant our request for continued listing.

     Delisting from the Nasdaq National Market could cause our Common Stock to become significantly less liquid, with a possible negative impact on its value. Also, if our Common Stock is delisted and is not thereafter traded as a "Bulletin Board Stock," our Common Stock would be classified as a "penny stock" which, if certain disclosure and broker or dealer qualifications are not met, could further restrict the market for resale of the Common Stock to only such persons as are deemed to be suitable investors of such stock, such as institutional investors, or directors, officers, or owners of 5% or more of the Company's Common Stock. If our Common Stock is delisted, we intend to have it traded as a "Bulletin Board Stock". Pending the final decision of the Qualifications Panel, our Common Stock will continue to trade on the Nasdaq National Market.

     There Are Various Restrictions On The Bank's Ability To Pay Common Stock Dividends To Us

     Under the Regulatory Orders, the Bank is prohibited from paying cash dividends on its Common Stock without the prior approval of the DFI and the FDIC. Because cash dividends reduce the regulatory capital of the Bank, and because of the restrictions contained in the Regulatory Orders, it is unlikely that the Bank will pay cash dividends to us on our Common Stock in the near future and there is no assurance that the Bank will ever resume paying cash dividends to us. The continued prohibition against the Bank paying cash dividends to us, unless approved in advance by the DFI and FDIC, would adversely affect our ability to declare dividends on our Common Stock and to make required payments of interest and principal on our indebtedness and to declare and pay dividends on our Common Stock.

     We Do Not Intend To Pay Dividends On Our Common Stock

     We are prohibited from paying dividends on our Common Stock under the terms of certain indentures relating to our outstanding indebtedness. We have never paid dividends on our Common Stock and do not anticipate in the foreseeable future paying dividends on our Common Stock. In addition, our ability to pay dividends is limited under the terms of indentures relating to our outstanding indebtedness.

     We Have Experienced Significant Recent Operating Losses And We May Not Be Able To Return To Profitable Operations In The Future

     We have reported net losses of approximately $163.3 million, $2.8 million and $73.6 million for the years ended December 31, 2000, 1999 and 1998, respectively.

     We reported net income of $312,000 for the quarter ended March 31, 2001. The operating results for the quarter ended March 31, 2001 were favorably impacted by a significant increase in recoveries to $4.1 million of previously charged off loans, which resulted in a reduction of the provision for loan and lease losses to $4.6 million. The Company has increased its allowance for loan and lease losses to $64.8 million at March 31, 2001 as compared to $63.6 million at December 31, 2000. The operating results for the quarter ended March 31, 2001 were negatively impacted by a 150 basis point decrease in the prime rate and increased levels of non-accrual loans which reduced Southern Pacific Bank's net interest margin to 4.11% for the quarter ended March 31, 2001 as compared to 4.97% for the year ended December 31, 2000.

     Our recent net losses were primarily associated with our losses from operations, losses on impairment of equity securities, increased provisions for loan and lease losses, increased levels

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of nonperforming assets and costs incurred in maintaining and administering such nonperforming assets.

     Our ability to reverse the trend of these net losses is largely dependent on the operations of the Bank, including the amount and quality of its earning assets and reduction in the level of its nonperforming assets, the interest rate environment and the adequacy of the Bank's allowance for loan and lease losses. The real estate market and the overall economy in the Bank's primary markets is also likely to continue to have a significant effect on the quality and level of its assets in the future.

     There is no assurance that our operations will be profitable in the future. The value of our Common Stock and our ability to retain and derive benefit from our deferred tax assets are dependent on our future profitability. Further, even if additional capital is raised to enable the Bank to comply with the Regulatory Orders, there can be no assurance that the Bank will not incur additional losses and be required to make additional provisions to its allowance for loan and lease losses. Such additional losses could result in the Bank failing to meet applicable regulatory capital requirements in the future, which could lead regulatory authorities to take formal administrative actions against the Bank in addition to those that have been imposed by the Regulatory Orders and result in a decrease in the value of our Common Stock.

     The Bank Has Significantly Increased Its Allowance For Loan And Lease Losses And May Need To Increase It In The Future, Which Would Adversely Affect Our Results Of Operations

     Significant increases in provisions for loan and lease losses made during 1999 and 2000 resulted from decisions by the Bank made primarily as a result of the Bank's regulatory examinations, the Bank's internal credit review and a deterioration in credit quality in our sectors of the banking industry. These decisions included the need to provide for specific charged-off loans and increase provisions based upon the levels of nonperforming assets. Although management utilizes its best judgment in providing for loan and lease losses, the allowance is an estimate which is inherently uncertain and depends on the outcome of future events, including judgments as to asset quality made from time to time by the Bank's regulatory authorities in their examinations of the Bank and credit quality in our sectors of the banking industry. There can be no assurance that the Bank will not continue or be required by its regulators to continue to make substantial additional provisions for loan and lease losses in the future, which provisions could adversely impact our results of operations. In addition, no assurance can be given that the Bank will not sustain loan and lease losses in excess of the present or future levels of its allowance for loan and lease losses.

     The level of the Bank's assets classified as "non-performing" as a percentage of total assets and allowance for loan and lease losses as a percentage of non-performing loans at March 31, 2001 was approximately 4.60% and 73.88%, respectively, as compared to 4.19% and 79.47% at December 31, 2000, respectively, and 2.08% and 68.04%, respectively, at December 31, 1999. We recorded a $4.6 million provision for loan and lease loses for the quarter ended March 31, 2001 to provide for losses in the Bank's loan portfolio. The provision for loan and lease losses for the years ended December 31, 2000 and 1999 were $181.0 million and $35.3 million, respectively. In its efforts to reduce its portfolio of classified loans to more acceptable levels, the

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Bank could incur additional substantial losses. Also, no assurance can be given that the Bank will be able to sustain the incurrence of any such additional write downs or write offs without suffering further impairments of the Bank's capital, thereby subjecting the Bank to further administrative action by the FDIC or DFI.

     We Have Substantial Debt Which May Impair Our Ability To Service Outstanding Indebtedness

     We are highly leveraged. At March 31, 2001, our total of long term and other indebtedness (excluding deposits and borrowings at the Bank) was approximately $269.0 million and our total shareholders' equity was approximately $40.1 million. At March 31, 2001 we held approximately $2.2 million of cash and cash equivalents (excluding cash and cash equivalents at the Bank) as compared to $15.9 million of cash and cash equivalents (excluding cash and cash equivalents at the Bank) at December 31, 2000.

     Our ability to make scheduled payments of the principal of, and to pay the interest on, our indebtedness will depend upon the ability of the Bank to obtain regulatory approvals necessary to permit it to pay us dividends on our Bank Common Stock, as well as upon on our future performance and that of the Bank which, to a substantial extent, are subject to general economic, financial, competitive, legislative, regulatory and other factors beyond our control. The ability of the Bank to comply with the Regulatory Orders will also impact its operations. There can be no assurance that the Bank will be able to obtain the regulatory approvals necessary to permit it to pay us dividends or that our business and that of the Bank will generate sufficient cash flow from operations or that future borrowings will be available in an amount sufficient to enable us to service our indebtedness, to make anticipated capital expenditures or to declare and pay dividends on our Common Stock.

     The degree to which we are leveraged could have material adverse effects on us, including, but not limited to, the following: (i) our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions and general corporate or other purposes may be impaired, (ii) a substantial portion of our cash flow from operations will be dedicated to debt service and will not be available for other purposes, including payment of dividends on our Common Stock, (iii) certain of our borrowings may be at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates and (iv) we will be subject to a variety of restrictive covenants, the failure to comply with which could result in events of default that, if not cured or waived, could adversely affect our operations and the value of our Common Stock.

     We May Become Liable For Additional Federal Income Tax Payments As A Result Of Current Internal Revenue Service Audits

     Our federal income tax returns for 1996 through 1999 are currently being audited by the Internal Revenue Service. The Internal Revenue Service is currently reviewing a number of the deductions reflected on some of these returns as part of their normal examination. Although there have not to-date been any proposed adjustments relating to any of these deductions, there can be no assurance as to the ultimate outcome of this examination, and we could become liable for additional income tax payments if any of our deductions are disallowed, which would reduce the amount of cash available to us.

     We May Become Liable For Additional California Tax Payments As A Result Of Current California Franchise Tax Board Audits

     Our 1995 and 1996 California Franchise Tax Returns are being audited by the California Franchise Tax Board, which has proposed to include the income from two of our former affiliates in our combined return. The total increase to our combined tax for the two years proposed by such auditors is approximately $2 million, of which $1.5 million may be payable (to the extent such amount is assessed) by one of our former affiliates if we are successful in an arbitration proceeding involving us and that affiliate regarding the provisions of a related tax sharing agreement. Also, we intend to protest our portion of any such assessment. At this time, however, there can be no assurance as to the ultimate outcome of either our intended protest of any such assessment or that arbitration proceeding and we could become liable for additional income tax payments, which would reduce the amount of cash available to us, if we are unsuccessful in our intended protest or in that arbitration proceeding.

     Our Ability To Restaff Significant Personnel Positions Will Be Important To Our Future Operations

     As a result of the 2000 Examination by the FDIC and DFI and additional increases in charge-offs and nonperforming assets at the Bank, several Bank executive officers, including its president and chief executive officer, chief credit officer, risk management department head, and the executive management of Coast Business Credit, a division of the Bank ("CBC"), resigned. The Bank has
                                                ---
added an experienced chief credit officer, who has a major commercial banking background, and a head of the Risk Management Department, who was an FDIC examiner. Additional appointments have been made in credit administration and risk management functions. This restaffing of key positions in the Bank, including at CBC, is important to our overall restructuring efforts. The successful implementation of our and the Bank's strategic initiatives and the resulting operating profits anticipated therefrom are, and for the foreseeable future will be, dependent upon the services of these and other executive officers and directors of the Company and the Bank.

     Our Share Price Has Been And May Continue To Be Highly Volatile

     The market price of our Common Stock has been extremely volatile. The market price of our Common Stock is likely to continue to be highly volatile and could be significantly affected by factors including:

     . the ability of the Bank to comply with the requirements set forth in the Regulatory Orders

     .    actual or anticipated fluctuations in our operating results

     . actual or anticipated fluctuations in the operating results of those entities in which we hold equity interests

     . the outcome of class action lawsuits and other litigation in which we are involved

     .    interest rates

     .    prepayments or defaults on loans

     .    valuations of securitization-related assets

     .    our cost of funds

     .    availability of liquidity

     .    volatility in the secondary loan market

     .    general market conditions

     In addition, significant price and volume fluctuations in the stock market have particularly affected the market prices for the common stock of specialty finance companies such as ours. These broad market fluctuations have adversely affected and may continue to adversely affect the market price of our Common Stock.

     If we fail to meet the expectations of securities analysts or investors in a future quarter, the market price of our Common Stock could be materially adversely affected.

     We Are Engaged In Significant Litigation

     We and certain of our executive officers and directors have been defendants in an alleged securities fraud class-action lawsuit primarily arising out of the decline in the market price of our Common Stock. In addition, we are subject to other litigation, including the following: (i) our wholly-owned subsidiary, Imperial Credit Commercial Mortgage Investment Corp. ("ICCMIC"), and three of
                                                       ------
its present or former directors are named as defendants in an alleged securities fraud class-action lawsuit arising out of alleged misstatements and omissions contained in ICCMIC's offering prospectus issued in connection with its initial public offering and (ii) Steadfast Insurance Company has brought a lawsuit seeking damages in the amount of $27 million allegedly resulting from our subsidiary's alleged fraudulent inducement to enter into, and subsequent breach of, a motor vehicle collateral enhancement insurance policy.

     Under an agreement between the Company and the plaintiffs' counsel in the securities class action litigation identified as In re Southern Pacific Funding Corporation Securities Litigation, Lead Case No. CV98-1239-MA, in the U.S. District Court for the District of Oregon (the "Class Action Litigation"), we
                                                -----------------------
paid $3.0 million and agreed to issue settlement warrants (the "Settlement
                                                                ----------
Warrants") to purchase three million shares of Common Stock with an exercise
--------
price of $3.00 per share, subject to certain anti-dilution adjustments. Under the terms of the warrant agreement pursuant to which the Settlement Warrants are being issued, we agreed to file a registration statement with the SEC under the Securities Act with respect to the shares of Common Stock issuable upon exercise of the Settlement Warrants and did file such registration statement on Form S-3 on April 11, 2001.

     On May 2, 2001, we received notice from the United States District Court for the Central District of California that it has granted our motion for summary judgment in the securities class action litigation identified as In re Imperial Credit Industries, Inc. Securities Litigation, Case No. CV98-8842-SVW. The District Court has yet to issue a formal order granting summary judgment.

     The litigation described above could result in substantial liability to the Company, significant costs in defending those litigation proceedings and a diversion of our management's attention and resources from normal business operations. For further details on the class action lawsuits and other litigation, see "Part II Item 1. Legal Proceeding" in our 2000 Form 10-K.

     Our Profitability May Be Adversely Affected by Cyclical Economic Conditions

     Our businesses may be adversely affected in any economic slowdown or recession. Periods of economic slowdown or recession may be accompanied by decreased demand for commercial credit and declining real estate and other asset values. In the secured lending business, any material decline in collateral values increases the loan-to-value ratios of loans previously made and leases we previously entered into. This weakens collateral coverage and increases the possibility of a loss in the event of a default.

     Fluctuations in Interest Rates May Adversely Affect Our Operating Results

     Our operations may be adversely affected by rising and falling interest rates. Higher interest rates may discourage existing potential borrowers from refinancing or increasing existing credit facilities, or establishing new credit facilities and may lead to a reduction in the average size of loans and leases. This may decrease the amount of financing opportunities available to our operations and decrease the demand for repurchase facility financing provided by our repurchase facility lending operations to loan originators. If short-term interest rates exceed long-term interest rates, there is a higher risk of increased loan prepayments, as borrowers may seek to refinance their loans at lower long-term interest rates. Increased loan prepayments could lead to a reduction in the number of loans we service, the fees we receive for loan servicing, our loan servicing income and the value of our securitization related assets. On the other hand, if interest rates decline, our loans and investments may be prepaid earlier than expected or earlier than the payment obligations we may then have outstanding under instruments with higher interest rates, which, in either case, may adversely affect the results of our operations.

     Also, our principal source of revenue is net interest income, which is the difference between the interest we earn on our interest earning assets and the interest we pay on our interest bearing liabilities. The rates we pay on our borrowings and deposits are independent of the rates we earn on our assets and may be subject to more or less frequent periodic rate adjustments. The Company is asset sensitive as the amount of our interest rate sensitive assets exceeds the amount of our interest rate sensitive liabilities. During a period of falling interest rates, our net interest income may be adversely affected due to our interest-earning assets re-pricing to a greater extent than our interest-bearing liabilities. In an extreme interest rate environment, if our net interest spread were to become negative, we would be paying more interest on our borrowings and deposits than we would be earning on our assets and we will be exposed to a significant risk of loss.

     Additionally, the interest paid on our borrowings and the rates received on our assets may be based upon different interest rate indices, (such as LIBOR and U.S. Treasury securities indices). If the index used to determine the interest rate on our borrowings increases faster or decreases more slowly than the index used to determine the rate on our assets, we will experience a declining net interest spread which will have a negative impact on our profitability.

     We are subject to the risk of rising interest rates between the time we commit to purchase or originate loans at a fixed price and the time we sell or securitize those loans. An increase in interest rates will generally result in a decrease in the market value of loans that we have committed to originate or purchase at a fixed price, but have not yet hedged, sold or securitized.

     Our Quarterly Operating Results May Fluctuate

     Our results of operations, and more specifically our earnings, may significantly fluctuate from quarter to quarter based on several factors, including:

     .    changes in the amount of loans and leases we originate

     . differences between our cost of funds on borrowings and deposits and the average interest rates earned on originated loans

     .    problems generally affecting the specialty finance sector

     . sales of our loans or leases at less than expected levels and/or at less than expected prices.

     We Are Subject To Extensive Government Regulation, And Regulatory Changes May Adversely Affect Our Business And Operations

     Certain of our subsidiaries, including the Bank, operate in a highly regulated environment and are subject to supervision by several governmental regulatory agencies, including the FDIC and the DFI. Laws and regulations currently applicable to our subsidiaries may change. We do not know if future changes to these laws and regulations will adversely affect our business.

     The regulations and supervision to which we are subject are primarily for the benefit and protection of our customers. Such regulation and supervision affect the operation of our businesses. For example, state laws and federal laws require that the Bank maintain specified amounts of capital and meet specified capital to assets ratios at the Bank. If we do not comply with applicable laws, the Bank's ability to do business could be restricted or suspended. We also could be adversely affected by the adoption of new laws or regulations or by changes to existing laws and regulations or their interpretation.

     Future legislation and government policy could adversely affect the industrial banks, including the Bank. We cannot predict the full impact of such legislation and regulation. In addition, federal and state laws impose standards with respect to, and regulatory authorities have the power in certain circumstances to limit or prohibit, transactions between our Company and the Bank and between the Bank and our other affiliates, the growth of the Bank's assets and liabilities and the payment of dividends from the Bank to our Company, among other things.

     Competition May Adversely Affect Us

     Our markets are highly competitive and are characterized by factors that vary based upon product and geographic region. In recent years, an improving economy and growing marketplace liquidity have increased competition. The markets for most of our products are characterized by a large number of competitors. However, with respect to some of our products, competition is more concentrated.

     Our competitors include other finance companies, commercial banks and thrift institutions, industrial banks, leasing companies, insurance companies, manufacturers and vendors. On a local level, we compete with community banks and smaller finance and mortgage companies. Some of our competitors have substantial local market positions that are stronger than ours. Many of our competitors have substantial capital and technological and marketing resources. Some of these competitors are larger than we are and have access to capital at a lower cost than we do.

     We compete in our lending and leasing businesses primarily on the basis of service and credit terms and structure. From time to time, our competitors seek to compete aggressively on the basis of these factors. We may lose market share if we are unwilling to match our competitors' service, terms and structure. If we match our competitors' terms or structure, we may experience lower net income and/or increased credit losses.

     General Risks Related To Our Commercial Lending And Servicing Activities

     We originate commercial business and mortgage loans and equipment leases through CBC, Income Property Lending Division ("IPLD"), Southern Pacific
                                                ----
BanCapital ("SPBC"), and Lewis Horwitz Organization ("LHO"), each of which is a
             ----                                     ---
division of the Bank, and provide master repurchase facilities through Imperial Warehouse Finance, Inc. ("IWF"), a wholly owned subsidiary of the Bank. We also
                          ---
service various equipment leases through Imperial Business Credit, Inc. ("IBC").
                                                                          ---
We are subject to various risks, including those described below, relating to such activities.

     Borrower Defaults May Result In Losses On Our Loans. During the time we hold commercial business loans for investment or for sale we are subject to risks of borrower defaults, bankruptcies and losses that are not covered by insurance (such as those occurring from earthquakes). Commercial mortgage lending is generally viewed as involving greater risk than residential mortgage lending partly because it typically involves larger loans. Further, the repayment of commercial mortgage loans secured by income-producing properties is typically dependent upon the tenant's ability to meet its obligations under the lease relating to the property. A borrower default may subject us to a loss on the mortgage loan.

     Although our commercial business loans are often collateralized by equipment, inventory, accounts receivable or other business assets, the liquidation value of these assets in the event of a borrower default may be an insufficient source of repayment and the value we receive in liquidating such assets may be less than the expected or appraised value of such assets.

     Prepayments Of Commercial Business Loans May Adversely Affect Operations. To reduce our exposure on prepayment, the Bank and our other lending subsidiaries generally discourage their commercial borrowers from prepaying their loans by requiring prepayment fees from the borrowers for early prepayment. Commercial business loan prepayment rates, however, vary from time to time which may change the anticipated amount of our net interest income. Prepayments on commercial business loans are affected by the terms and credit grades of the loans and general economic conditions. If the loans are prepaid, the Bank and our lending subsidiaries may receive prepayment fees but would lose the opportunity to earn interest at that rate over the expected life of the loans.

     Prepayment restrictions can, but do not necessarily, provide a deterrent to prepayments. In addition, the borrower on a commercial business loan may not be able to pay all or a portion of any required prepayment charges. This may occur where the prepayment results from acceleration of the commercial business loan following a payment default. At the time any prepayment charges are required to be made in connection with a defaulted commercial business loan, foreclosure or other collateral proceeds may not be sufficient to make such payments. We also do not know that the obligation to pay such prepayment charge will be enforceable under applicable law in all circumstances.

     We Are Dependent On Small And Mid-Size Borrowers. CBC originates commercial business loans typically to small and medium size commercial businesses located primarily in California. Small commercial loans may entail a greater risk of non-performance and higher delinquencies and losses than loans to larger business. Since small to mid-size businesses are typically privately-owned, there is generally no publicly available information about such companies and CBC must rely on the diligence of its employees and agents to obtain information about these companies. As a result, CBC is subject to risks of borrower fraud or misrepresentation. Also, the success of small and medium sized businesses depends on the management talents and efforts of a small group of persons. The death, disability or resignation of one or more of these persons could have a material adverse impact on that company. Also, small and medium sized business:

     .    frequently have smaller market shares than their competition

     .    may be more vulnerable to economic downturns

     .    often need substantial additional capital to expand or compete

     .    may experience substantial variations in operating results.

     Any of these may have an adverse effect on a borrower's ability to repay a loan.

     Asset Valuations May Vary From Collateral Values Upon A Sale. CBC's loans are underwritten in accordance with CBC's underwriting guidelines which permit borrowers to borrow up to a specified percentage of the value of their accounts receivable, inventory and other business assets pledged as collateral in connection with the loans. The value of the accounts receivable is derived from a formula based upon the age and collectibility of the accounts and their revenues and cash flows. We cannot assure you that CBC's valuations actually reflect amounts that we could realize upon a current sale of the accounts receivable, inventory and other business assets.

     CBC's Concentration In Various Sectors May Expose CBC To Industry Cycles And Other Industry Related Risks. CBC has historically concentrated its lending efforts in the domestic technology and aircraft industry. To effectively market their products and attract and retain qualified personnel, high technology businesses have to respond rapidly to:

     .    competitive developments

     .    technological changes

     .    new product introductions

     .    changing client needs

     .    evolving industry standards

          Our borrowers' products and services could be rendered obsolete and unmarketable by any of these factors and they may not be able to repay their loans. In addition, technology evolves rapidly and inventory and other business assets could become obsolete, each of which may impair the value of the inventory securing the loans. A material decrease in borrowers' sales or the value of their accounts receivable and inventory could impair their ability to repay their loans and our results of operations could be adversely affected.

     The Bank Has Experienced Significant Charge-offs and Loan Losses Relating to Its Nationally Syndicated Loan Investments And May Experience Additional Charge-offs and Losses In The Future Which Would Adversely Affect Our Results Of Operations. The Loan Participation and Investment Group ("LPIG"), a division of
                                                          ----
the Bank, experienced net recoveries of $379,000 during the first quarter ended March 31, 2001 as compared to charge offs totaling $32.3 million and $3.9 million during the years ended December 31, 2000 and 1999, respectively. Also, LPIG recorded a provision for loan losses of $154,000 for the quarter ended March 31, 2001 as compared to $39.3 million and $7.0 million during the years ended December 31, 2000 and 1999, respectively. The increases in charge offs and provision for loan losses during 2000 directly related to LPIG's investment in nationally syndicated bank loans. These increases occurred primarily as a result of high default rates on these nationally syndicated bank loans. LPIG has no direct control in the collection policies or procedures on these loans, as these functions are dictated and managed by third party lead syndicating banks. Additionally, certain charge-offs taken in the LPIG portfolio were mandated by the federal banking regulatory agency for the lead syndicating bank as part of its annual review of these loans. We have been reducing the amount of LPIG's commitments and outstanding loan balances, which were $257.8 million and $108.9 million at March 31, 2001 as compared with $289.1 million and $123.5 million at December 31, 2000 and $459.5 million and $217.0 million at December 31, 1999, respectively. There is no assurance, however, that LPIG will not continue to experience significant charge-offs and losses in its nationally syndicated bank loan portfolio as a result of future loan defaults and provisions for loan losses and/or the level of loan charge-offs mandated by the applicable federal banking regulatory agency, which would adversely affect our results of operations.

     The Profitability Of The Commercial Properties Securing Our Loans May Be Uncertain. Profits of commercial properties that secure our commercial mortgage loans are dependent on the performance and viability of the property. The property manager is responsible for responding to changes in the local market, planning and implementing the rental structure, including establishing appropriate rental rates, and advising the borrower so that maintenance and capital improvements can be carried out in a timely fashion. All of these factors may impact the borrower's ability to make payments under the commercial mortgage loan, which may adversely affect the timing and amount of payments we receive with respect to the loan. There is no assurance that property underlying a commercial mortgage loan will produce a profit.

     Additional Losses May Result From Our Foreclosure Of Collateral. Some of our commercial mortgage loans may be non-recourse to the borrower. In the event of foreclosure on a commercial mortgage loan, we may experience a loss if the value of the property and other collateral securing the loan is less than the unpaid amount on the loan. Also, we may experience costs and delays involved in enforcing rights of a property owner against tenants in default under the terms of their leases. These factors may adversely affect the timing and amount of payment we receive on foreclosed commercial mortgage loans.

     We Have Loans With Balloon Payments Which Have A Greater Chance Of Defaults. A certain percentage of our commercial mortgage loans have a balloon payment due at maturity. These loans involve a greater risk than loans which are paid off gradually in equal installments since the ability of a borrower to pay such amount will normally depend on its ability to fully refinance the commercial mortgage or sell the related property at a price sufficient to permit the borrower to make the balloon payment.

     Environmental Factors May Adversely Affect Value Of Underlying Commercial Mortgage Loans. Contamination of real property may give rise to a lien on that property to assure payment of the cost of clean-up or, in certain circumstances, may result in liability to the lender for that cost. Such contamination may also reduce the value of the property. If we are or become liable, we can bring an action for contribution against the owner or operator who created the environmental hazard, but that person or entity may be bankrupt or otherwise judgment proof. If we become responsible, environmental clean-up costs may be substantial.

     The Value Of Our Commercial Mortgage Loans May Be Adversely Affected By The Underlying Commercial Properties. The ability of a borrower to meet the obligations under a commercial mortgage loan and to make timely and sufficient payments on the mortgage loan are affected by several factors depending on the type of commercial property. These factors include the ability to lease, renew and relet the space, regional and national economic conditions and increased costs of operating a property.

     We May Be Adversely Affected By Reductions In Demand For Commercial and Real Estate Loans And Equipment Leases. The availability of our commercial loans and equipment leases are dependent in part upon the size and level of activity in the commercial lending and leasing market which is affected by:

     .    interest rates

     .    regional and national economic conditions

     .    fluctuations in commercial and multifamily property values

     .    fluctuations in business values

     .    general regulatory and tax developments

     If our loan originations, participations or purchases decrease, we could have:

     .    decreased economies of scale

     .    higher origination costs per loan or lease

     .    reduced fee income

     . smaller gains on the sale of loans or revenues from the servicing of our leases

     We May Incur Losses Due To The Volatile Nature Of The Mortgage Industry. Through IWF, we offer short-term master repurchase facilities to third party mortgage bankers. These third parties use these facilities for their purchase of residential mortgage loans until they are able to sell the loans. Some of our borrowers rely on the secondary market to sell or securitize loans they originate. During 1999 and 2000, some of our borrowers had difficulty selling their loans on a profitable basis. If such borrowers are unable to make timely payments on their borrowings from us we may incur losses.

     The value of the collateral underlying our repurchase facilities may decrease as a result of the large number of mortgage loans available for sale in the secondary market and increases in interest rates. We may be required to make margin calls on certain of our lines to further secure the borrowings. There is no assurance that our borrowers would be able to meet these margin calls or that any such margin calls will not adversely affect their operations.

     We May Incur Credit Losses In Providing Repurchase Facilities. As a repurchase facility lender, we lend money to mortgage bankers on a secured basis and are subject to many risks, including fraud, borrower default and bankruptcy. Any of these could result in credit losses for us. Our claims as a secured lender in a bankruptcy proceeding may be subject to adjustment and delay.

     IBC's Profitability Is Dependent On Its Ability To Provide Cost Effective And Efficient Servicing. IBC depends on its capacity to service its previously originated equipment leases and equipment leases originated by SPBC. The net revenues that IBC generates from such activities are dependent on its ability to provide competent, attentive and efficient servicing and collection on a cost effective basis and on the volume of equipment leases originated by SPBC.

The volume of originations of equipment leases by SPBC is subject to various risks. See "-We May Be Adversely Affected By Reductions In Demand For Commercial Loans And Equipment Leases."

     Recent Credit Downgrades On Our Debt May Adversely Affect Our Results Of Operations. As a result of the recent credit downgrades on our senior indebtedness by Moody's and Standard and Poor's ratings services, IBC is in technical default of the terms of the IBC Lease Receivables Trust 1997-2 ("1997-
                                                                           ----
2 Trust"), which trust issued certain Class A, Class B and Class C certificates.
-------
Due to this default, the insurer of the Class A certificates may cause the 1997-2 Trust to go into "turbo" amortization. Under turbo amortization, virtually all cash flows generated in the 1997-2 Trust would be used to pay off the outstanding balance of the Class A certificates, which was $118.1 million at March 31, 2001, while the Class B and C Certificates, a majority of which are owned by IBC, would receive virtually no cash flows for principal and interest payments until the Class A certificates have been paid in full. IBC received a monthly waiver of this technical default in March 2001. The waiver may be renewed monthly by the insurer, at the insurer's option. There is no assurance, however, that the insurer will continue to grant the monthly waiver to IBC. If the waiver were not to be granted, IBC's monthly cash flow would decrease by approximately $1.0 million per month and, as a result, cash flow to the Company would decrease by approximately $500,000 per month. The outstanding balances of the securities and retained interests in the 1997-2 Trust owned by IBC were $7.6 million and $3.6 million at March 31, 2001, respectively.

     Loss Of Residual Value On Certain Assets Would Adversely Affect IBC And SPBC's Results Of Operations. IBC or SPBC retain a residual interest in the equipment covered by certain of their equipment leases. The estimated fair market value of the equipment at the end of the contract term of the lease, if any, is reflected as an asset on IBC's or the Bank's balance sheet. Results of operations depend, to a limited degree, upon their ability to realize such residual value. Realization of residual values depends on many factors outside our control including:

     .    general market conditions at the time of expiration of the lease,

     .    unusual wear and tear on, or use of, the equipment,

     .    the cost of comparable new equipment,

     . the extent to which the equipment has become technologically or economically obsolete during the contract term, and

     .    the effects of any additional or amended tax or accounting rules.

Risks Related to Our Asset Management Activities and Investments

     We May Be Adversely Affected By The Liquidation Of Funds Managed By ICAM Or A Loss Of Its Management Fees. Imperial Credit Asset Management, Inc. ("ICAM")
                                                                        ----
currently manages the $500 million CLO Fund and the Cambria fund and earns management fees for managing these funds. Our primary risks relating to such management activities are that (i) the successful management of the CLO Fund and Cambria and the resulting management fees anticipated therefrom are dependent upon the services of the existing officers of ICAM and in the event of the departure or death of such officers ICAM's ability to manage these funds may be adversely impacted and (ii) the investors in these funds have the ability under certain circumstances to cause these funds to be liquidated (and such funds may be required to be liquidated in the event of a default of our management obligations for such funds). The result of a required liquidation of such funds would be the loss of our management fees relating to these funds and we could also incur a substantial loss in the value of our investments in these funds if the assets of such funds could not be sold at a price that normally prevail in the market.

     We May Incur Losses Relating To Our Investments In Volatile Assets. Our investments in retained interests, subordinated bonds from loan securitizations, interest only securities and total return swaps were $3.6 million, $7.6 million, $6.3 million and $90.4 million, respectively, at March 31, 2001 as compared to $6.3 million, $21.0 million, $10.0 million and $92.8 million, respectively, at December 31, 2000. The valuations of these assets are impacted by many factors, including, among others, interest rates, prepayments or defaults on loans and leases, volatility in the secondary loan markets and the factors described below under "- Risks Associated with Investment Activities." During the three months ended March 31, 2001 and the years ended December 31, 2000 and 1999, we incurred writedowns and mark-to-market losses primarily related to these assets of $1.8 million, $12.8 million and $28.6 million, respectively. There can be no assurances that we will not continue to incur additional writedowns or mark-to-market losses in future periods.

     Risks Associated with Investment Activities. At March 31, 2001, we had invested approximately $51.3 million and $6.0 million in the CLO Fund and Cambria, respectively. The value of these investments are subject to certain inherent risks, including those described below and the risks relating to a liquidation of either or both of the CLO Fund and Cambria fund, as described above in "-We May Be Adversely Affected By The Liquidation Of Funds Managed By ICAM Or A Loss Of Its Management Fees."

     Credit Risk. This is the risk that the issuer of a security, or the counterparty to a contract, will default or otherwise become unable to honor a financial obligation. Credit risk is generally higher for non-investment grade securities. The price of a security can be adversely affected prior to actual default as its credit status deteriorates and the probability of default rises.

     Leverage Risk. This is the risk associated with securities or practices that multiply small index or market movements into large changes in value. Leverage is often associated with investments in derivatives, but also may be embedded directly in the characteristics of other securities.

     Liquidity Risk. This is the risk that certain securities may be difficult or impossible to sell at the time and the price that would normally prevail in the market. We may have to lower the price, sell other securities instead or forego an investment opportunity, any of which could have a negative effect on our investment performance. This includes the risk of missing out on an investment opportunity because the assets necessary to take advantage of it are tied up in less advantageous investments.

     Management Risk. This is the risk that an investment strategy used by us may fail to produce the intended result. This includes the risk that changes in the value of a hedging instrument will not match those of the asset being hedged. Incomplete matching can result in unanticipated risks.

     Market Risk. This is the risk that the market value of a security may move up and down, sometimes rapidly and unpredictably. These fluctuations may cause a security to be worth less than the price originally paid for it, or less than it was worth at an earlier time. Market risk may affect a single issuer, industry, sector of the economy or the market as a whole. There is also the risk that the current interest rate may not accurately reflect existing market rates. For fixed income securities, market risk is largely, but not exclusively, influenced by changes in interest rates. A rise in interest rates typically causes a fall in values, while a fall in rates typically causes a rise in values. Also, key information about a security or market may be inaccurate or unavailable.

     Prepayment Risk. This is the risk that the principal repayment of a security will occur at an unexpected time, especially the repayment of a mortgage or asset-backed security which occurs either significantly sooner or later than expected. Changes in pre-payment rates can result in greater price and yield volatility. Prepayments generally accelerate when interest rates decline. When mortgage and other obligations are prepaid, we may have to reinvest in securities with a lower yield. Further, with early prepayment, we may fail to recover any premium paid, resulting in an unexpected capital loss.

     Regulatory Risk. This is the risk associated with Federal and state law which may restrict the remedies that a lender has when a borrower defaults on loans or leases. These laws include restrictions on foreclosures, redemption rights after foreclosure, Federal and state bankruptcy and debtor relief laws, restrictions on "due on sale" clauses, and state usury laws.

     The Value of Our Portfolio of Securitization-Related Assets is Subject to Fluctuation

     We have invested in asset or mortgage backed securities known as "interest-only," "principal-only," residual interest and subordinated securities. These securities were generally created through our own securitizations, but may have included those of third parties. Investments in residual interest and subordinated securities are riskier than investments in senior asset-backed securities because these subordinated securities bear all credit losses prior to the related senior securities. On a percentage basis, the risk associated with holding residual interest and subordinated securities is greater than holding the underlying loans or leases. This is due to the concentration of losses in the residual interests and subordinated securities.

     We estimate future cash flows from these securities and value them utilizing assumptions concerning:

     .    discount rates

     .    prepayments and

     .    credit losses

     If our actual experience adversely differs from our assumptions we would be required to reduce the value of these securities and record a non-cash charge to operations. The market for our asset-backed securities is extremely limited and we cannot assure you that we could sell these securities at their reported value or at all. Also, we may never recoup our initial investment in these securities.

     We also bear the risk of loss on any asset-backed securities we have purchased in the secondary market. If third parties had been contracted to insure against these types of losses, we would be dependent in part upon the creditworthiness and claims paying ability of the insurer and the timeliness of reimbursement in the event of a default on the underlying obligations. The insurance coverage for various types of losses is limited, and we would bear the risk of any losses in excess of the limitation or outside of the insurance coverage.

     In addition, we may not obtain our anticipated yield or we may incur losses if the credit support available within certain asset-backed securities is inadequate due to unanticipated levels of losses, or due to difficulties experienced by the credit support provider. Delays or difficulties encountered in servicing asset-backed securities may cause greater losses and, therefore, greater resort to credit support than was originally anticipated. This may also cause a rating agency to downgrade certain classes of our securities.

     We May Have Losses Related to our Asset-Backed Securities

     Asset-backed securities issued in connection with our securitizations have been non-recourse to us, except in the case of a breach of standard representations and warranties made by us when the loans are securitized. While we have recourse against the sellers of loans and leases, we cannot assure you that they will honor their obligations. In the past we have engaged (and may in the future engage) in bulk whole loan/lease sales pursuant to agreements that provide for recourse by the purchaser against us. In some cases, the remedies available to a purchaser of loans and leases from us are broader than those available to us against those who sell us these loans and leases. If a purchaser exercises its rights against us, we may not always be able to enforce whatever remedies we may have against our sellers.

     The Secondary Markets May Adversely Affect New Securitizations

     Historically, as part of our strategy, we sold substantially all of our loans and leases through securitization or whole loan sales, except loans held for investment by the Bank. These securitizations were primarily conducted by the Bank. We do not currently rely on securitizations as part of our business strategy. However, if we expand into new businesses we may again become affected by risks associated with the securitization market. Our ability to complete any future securitizations will be dependent upon general conditions in the securities and secondary markets and the credit quality of the loans and leases. We may not always be able to profitably access the securitization market to sell our loans and leases. Our future cash flows could be negatively impacted if we cannot access this market when necessary.

     In addition, delays in closing sales of our loans will increase our risk by increasing the warehousing period for the loans, further exposing our company to credit risk. If we are unable to profitably complete securitizations or whole loan sales as required, we will have to utilize other sources of financing which may be on less favorable terms or not available at all.

     Our Preferred Share Purchase Rights Plan May Discourage Takeover Attempts

     In October 1998, we distributed preferred share purchase rights to our shareholders pursuant to the Shareholder Rights Plan. Each share of our Common Stock has a preferred share purchase right attached to it. The rights will become exercisable under certain specified circumstances involving the acquisition of or tender offer for 15% or more of our issued and outstanding shares of Common Stock (25% or more for any person or group currently holding 15% or more of our Common Stock). Our board may also reduce the ownership levels to 10%. The rights may discourage hostile attempts to take over our Company by causing substantial dilution to a person or group that attempts to acquire our company on terms that our board of directors has not approved.